Exhibit 10.16

EXECUTION COPY

AMENDMENT NO. 2 TO THE

REVOLVING CREDIT AGREEMENT

AMENDMENT NO. 2 TO THE REVOLVING CREDIT AGREEMENT dated as of December 9, 2005 (this “Amendment”) among MSC-Medical Services Company, a Florida corporation (the “Borrower”), MCP-MSC Acquisition, Inc., a Delaware corporation (“Holdings”), the banks, financial institutions and other lenders party hereto (collectively, the “Lenders”) and Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1) The Borrower, the Guarantors, the Administrative Agent, the Lenders and Bank of America, as L/C Issuer, have entered into a Revolving Credit Agreement dated as of March 31, 2005, as amended by Amendment No. 1 to the Revolving Credit Agreement dated as of May 12, 2005 (the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2) The Borrower has not yet delivered financial statements for the fiscal quarter ended September 30, 2005 as required by Section 6.01(b) of the Credit Agreement (the “Specified Financial Statements”), the Compliance Certificate related to the Specified Financial Statements under Section 6.02(b) of the Credit Agreement and the other items to be delivered together with the Specified Financial Statements under Sections 6.02(b) and (j) of the Credit Agreement (collectively, together with the Specified Financial Statements and the Compliance Certificate, the “Specified Deliverables”).

(3) The Borrower, the Administrative Agent and the Lenders have agreed to amend the Credit Agreement in certain respects as set forth below.

SECTION 1. Amendments to Credit Agreement . Upon, and subject to, the satisfaction of the conditions precedent set forth in Section 2 hereof, the Credit Agreement is hereby amended, with effect as of July 1, 2005, as follows:

(a) Section 1.01 is amended by inserting in the appropriate alphabetical order the following definitions:

“First Lien Leverage Ratio” means, on any date, the ratio of (a) all secured Consolidated Funded Indebtedness (including, in any event, all Indebtedness outstanding under this Agreement other than Indebtedness of the types set forth in clause (b) (solely to the extent consisting of contingent obligations) and clause (c) of the definition of Indebtedness) as of such date other than any such Consolidated Funded Indebtedness that is secured by a Lien that is, or purports to be, second, junior or otherwise subordinated in priority to Liens securing other Indebtedness to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Second Amendment” means Amendment No. 2 to this Agreement dated as of December 9, 2005, among the Borrower, Holdings, Bank of America, N.A., as Administrative Agent and the Lenders party thereto.

Amendment No. 2 to MSC Revolving Credit Agreement

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(b) Section 1.01 is further amended as follows:

(i) The definition of “Consolidated EBITDA” is amended (A) by deleting the word “and” immediately prior to clause (a)(x), and (B) by inserting the following new clause (a)(xi) immediately after such clause (a)(x) as follows:

“(xi) non-cash charges from the write-off or write-down of Receivables or accounts for the fiscal quarter ended September 30, 2005 in an aggregate amount not to exceed $15,500,000, and (xii) a one-time charge during the fiscal quarter ended September 30, 2005 in an aggregate amount not to exceed $3,100,000 in respect of previously uncollected state sales taxes,”

(ii) The definition of “Permitted Acquisition Basket” is deleted and restated in its entirety as follows:

“Permitted Acquisition Basket” means an aggregate amount from the Closing Date not to exceed $35,000,000 (including such purchase or acquisition) so long as, after giving pro forma effect to such purchase or acquisition, the pro forma Consolidated Leverage Ratio shall not be greater than the ratio set forth below opposite the period in which such purchase or acquisition is consummated:

Period	Consolidated Leverage Ratio
July 1, 2005 to December 31, 2006	5.00:1.00
January 1, 2007 to March 31, 2007	4.75:1.00
April 1, 2007 to June 30, 2007	4.50:1.00
July 1, 2007 to September 30, 2007	4.25:1.00
October 1, 2007 and thereafter	4.00:1.00

; provided, that pro forma Consolidated Leverage Ratio shall be calculated (a) based on pro forma Consolidated EBITDA as of the most recently ended Measurement Period and shall include the Consolidated EBITDA attributable to the purchased or acquired assets or Person as if such purchase or acquisition had been made on the first day of such Measurement Period, and (b) to give pro forma effect to prepayment of any Indebtedness and to the incurrence and assumption of any Indebtedness in connection with, or as a result of, such purchase or acquisition.

(c)	Section 6.01(b) is amended at the end thereof the following proviso:

“; provided, however, that the financial statements and any other information or documents required by this Section 6.01(b) to be delivered for the fiscal quarter ended September 30, 2005 shall not be required to be delivered until December 9, 2005”

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(d) Section 7.11(a) is amended by deleting such Section 7.11(a) in its entirety and inserting the following Section 7.11(a) in replacement therefor:

“(a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be less than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Consolidated Fixed Charge Coverage Ratio
September 30, 2005	1.05:1.00
December 31, 2005	1.05:1.00
March 31, 2006	0.90:1.00
June 30, 2006	0.90:1.00
September 30, 2006	0.90:1.00
December 31, 2006	1.05:1.00
March 31, 2007 and each fiscal quarter thereafter	1.25:1.00

(e) Section 7.11(b) is amended by deleting such Section 7.11(b) in its entirety and inserting the following Section 7.11(b) in replacement therefor:

“(b) First Lien Leverage Ratio. Permit the First Lien Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	First Lien Leverage Ratio
September 30, 2005 and each fiscal quarter thereafter	2.00:1.00

SECTION 2. Conditions of Effectiveness. The amendments set forth in Section 1 shall become effective when, and only when, and as of the date on which each of the following conditions shall have been satisfied:

(a) the Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, Holdings and the Required Lenders, and dated the date of receipt thereof by the Administrative Agent (unless otherwise specified);

Amendment No. 2 to MSC Revolving Credit Agreement

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(b) an amendment fee for the account of each Lender approving this Amendment on or before 3:00 p.m. (New York time) December 9, 2005 in an amount equal to 0.125% of the aggregate amount of each such Lender’s Commitment;

(c) the Administrative Agent shall have received payment of all accrued expenses of the Administrative Agent (including the reasonable and accrued fees of counsel to the Administrative Agent invoiced on or prior to the date hereof); and

(d) immediately after giving effect to the amendments set forth in Section 1, (i) no Default shall have occurred and be continuing, and (ii) the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement and any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such issuance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

SECTION 3. Field Audits. In addition to any rights of the Administrative Agent and the Lenders in the Credit Agreement, and without limiting the generality of Section 6.10 of the Credit Agreement, and in addition to any rights thereunder, the Borrower agrees as follows:

(a) The Administrative Agent and its representatives and independent contractors shall, within 90 days after the date hereof (or as soon thereafter as is practicable for the Administrative Agent), examine the Borrower’s corporate, financial and operating books and records and verify, test and audit the Collateral and accounts during normal business hours (collectively, the “Field Audit”), all at the expense of the Borrower.

(b) The Borrower shall provide its full cooperation in connection with the Field Audit, including, without limitation, making its directors, officers, and independent public accountants available to discuss its affairs, finances and accounts.

(c) If the results of the examination provided for in this Section 3 shall not be reasonably satisfactory to the Administrative Agent, the Administrative Agent and its representatives and independent contractors may undertake such further examinations as the Administrative Agent deems appropriate of the Borrower’s corporate, financial and operating books and records and verify, test and audit the Collateral and accounts during normal business hours, all at the expense of the Borrower, notwithstanding any limitations set forth in Section 6.10 of the Credit Agreement. The Borrower shall provide its full cooperation in connection with such further examinations, verifications, tests and audits.

SECTION 4. Representations, Etc. The Borrower hereby represents and warrants that, after giving effect to the amendments set forth in Section 1 hereof, no Default or Event of Default has occurred and is continuing under the Credit Agreement. The Borrower acknowledges and agrees that the failure to deliver the Specified Deliverables by December 9, 2005 shall be an Event of Default under the Credit Agreement.

SECTION 5. Release of Claims. Each of Holdings and the Borrower hereby acknowledges and agrees that it does not have any defenses, counterclaims, offsets, cross-complaints, claims or demands of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of the obligation of any Loan Party to pay any amounts owed in respect of any Loans under the Credit Agreement or any other amounts owed under any other Loan Document, or to seek affirmative relief or damages of any kind or nature from any of the Administrative Agents, the Lenders and the L/C Issuer (each a “Lender Party”). Each of Holdings and the Borrower hereby voluntarily and knowingly

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releases and forever discharges each Lender Party and each of its Affiliates, officers, employees, agents, representatives, successors and assigns (each, a “Lender Related Person”), from all possible claims, actions, demands, causes of action, damages, costs, or expenses, and liabilities whatsoever, known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent, or conditional, at law or in equity, originating in whole or in part on or before the date hereof, which each or any Loan Party may have against any Lender Party or Lender Related Person, if any, relating to the Credit Agreement, any other Loan Document or any other document or agreement relating thereto, or the negotiation and execution of this Amendment, including, without limitation, the administration of, or the taking or failure to take of any actions under, any of the foregoing, and irrespective of whether any such claims, actions, demands, causes of action, damages, costs, or expenses, and liabilities arise out of contract, tort, violation of law or regulations, or otherwise.

SECTION 6. Reference to and Effect on the Loan Documents. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as amended by this Amendment.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 7. Consent. Holdings, as a Guarantor under the Credit Agreement in favor of the Administrative Agent and the Lenders party to the Credit Agreement, hereby consents to this Amendment and hereby confirms and agrees that (a) notwithstanding the effectiveness of such Amendment, the Guaranty made by Holdings in favor of the Secured Parties under Article X of the Credit Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects and (b) each of the Collateral Documents to which such Guarantor is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the obligations to be secured thereunder.

SECTION 8. Costs, Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 11.04 of the Credit Agreement.

SECTION 9. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 10. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

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Amendment No. 2 to MSC Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MSC-MEDICAL SERVICES COMPANY

By	/s/ Robert J. Bunker
Name:
Title:

MCP-MSC ACQUISITION, INC.

By	/s/ Robert J. Bunker
Name:
Title:

Amendment No. 2 to MSC Revolving Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent and as a Lender

By	/s/ Stephen F. O’Sullivan
Name:	Stephen F. O’Sullivan
Title:	Principal

Amendment No. 2 to MSC Revolving Credit Agreement

JPMORGAN CHASE BANK, N.A.

By:	/S/ THOMAS T. HOU
Name:	Thomas T. Hou
Title:	Vice President

Amendment No. 2 to MSC Revolving Credit Agreement

Other Lenders:

CAROLINA FIRST BANK
[Please print name of lender]

By	/S/ KEVIN M. SHORT
Name:	Kevin M. Short
Title:	Senior Vice President

Amendment No. 2 to MSC Revolving Credit Agreement

Other Lenders:

GE Capital
[Please print name of lender]

By	/S/ DAVID CAMPBELL
Name:	David Campbell
Title:	VP-Team Leader

Amendment No. 2 to MSC Revolving Credit Agreement